Exhibit 10.15
First Amendment
to the
Lear Corporation Outside Directors Compensation Plan
          The Lear Corporation Outside Directors Compensation Plan (the “Plan”) is amended, effective November 1, 2006, in the following particulars:
          1. By deleting the words “twenty percent” and inserting in lieu thereof “twenty-five percent” in paragraph (a) of the definition of “Change in Control” in Article 2 of the Plan, which revised definition shall apply to all Restricted Units awarded and all compensation initially deferred under the Plan on or after January 1, 2007.
          2. By deleting the words “eighty percent” and inserting in lieu thereof “seventy-five percent” in paragraph (c) of the definition of “Change in Control” in Article 2 of the Plan, which revised definition shall apply to all Restricted Units awarded and all compensation initially deferred under the Plan on or after January 1, 2007.
          3. By inserting the following after the end of (c) in the definition of “Change in Control” in Article 2 of the Plan:
“Notwithstanding the foregoing, to the extent necessary to avoid subjecting Outside Directors to interest and additional tax under Section 409A of the Code, no “Change in Control” will be deemed to occur unless and until paragraph (a), (b) or (c), above, is satisfied and Section 409A(a)(2)(A)(v) of the Code is satisfied.”